Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 10, 2023, except for Note 6.11, as to which the date is November 21, 2023, in the Registration Statement (Form 20-F) of Ferrovial SE (formerly, Ferrovial, S.A.) for the registration of its ordinary shares.

/s/ Ernst & Young, S.L.

Madrid, Spain

January 5, 2024